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                                                                    EXHIBIT 10.3
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                                  May 18, 1999



Mr. James T. Wilson
Executive Vice President,
Finance & Operations
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH  45237

Dear Jim:

This letter will amend certain existing provisions of your Employment Agreement dated September 29, 1997 and set forth additional terms and provisions which will govern your employment in the event of a Change of Control of the Company (as defined below).

The last two sentences of the first numbered paragraph of your Employment Agreement shall be deleted and the following language shall be inserted in their place:

         "This Lump Sum shall be an amount equal to twice your annual salary at the time of breach or termination, including Base Salary and any bonus awarded to you in the last twelve months. There shall be no reduction of the calculation of the Lump Sum as a consequence of your continued employment. The Company shall also reimburse you the cost of continuing medical insurance pursuant to COBRA following any termination under this paragraph which entitles you to receive a Lump Sum payment."

The following language shall be added to the Employment Agreement as a newly numbered Section 1a:

         "In the event that within a twenty-four month period following a Change of Control of the Company, the terms of this Agreement are materially breached by the Company, your employment with the Company is terminated by the Company without Cause, or you terminate your employment for Good Reason (as defined below), the Company shall, within five (5) business days following such termination or breach pay you a Lump Sum as provided for in Section 1 above but in an amount equal to 3 times your annual salary (not less than your Base Salary) at the time of breach or termination, including Base

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James T. Wilson
May 18, 1999
Page 2 of 5


         Salary and any bonus awarded to you in the last twelve months, less customary deductions for Federal and state tax withholding and FICA, if any. The Company shall also reimburse you the cost of continuing medical insurance pursuant to COBRA following any termination pursuant to this paragraph."

It is possible that the payments specified in this agreement may be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), as amended (or any similar tax that may hereinafter be imposed) because of "excess parachute payments," as defined in Section 280G of the Code. You and the Company agree that any amount payable pursuant to this Agreement and other agreements shall be reduced by such amount as shall be necessary to avoid the imposition of the Excise Tax.

Definitions:

CHANGE OF CONTROL: A Change of Control as used herein shall be deemed to have occurred if the conditions set forth in any of the following paragraphs shall have been satisfied:

         1. Any Person is or becomes the beneficial owner ("Beneficial Owner"), as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time ("Exchange Act"), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

         2. During any period of two consecutive years or less (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company, to effect a transaction Described in clause (1), (3) or (4) of this definition and other than a director proposed for election in a proxy contest other than proposed by management) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

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James T. Wilson
May 18, 1999
Page 3 of 5



         3. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities prior to such merger or consolidation under an employee benefit plan of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

         4. The stockholders of the Company approve a plan to complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                 As used in the Paragraph, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof: however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, which held stock of the Company prior to the Change of Control, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned directly or indirectly, both immediately before and immediately after the Change of Control event, by the Stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

GOOD REASON: "Good Reason" shall mean the occurrence of any of the following circumstances:

         1. the assignment to you of any duties inconsistent with the position that you held immediately prior to the Change of Control of the Company, or significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment

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James T. Wilson
May 18, 1999
Page 4 of 5

                 from those in effect immediately prior to such Change of Control;

         2. the relocation of Company's office at which you are employed to a location more than 25 miles from the Company's office immediately prior to the Change of Control, or the Company's requiring you to be based anywhere other than the Company's offices at such location except for required travel on Company's business to an extent substantially consistent with your business travel obligations at the time of the Change of Control;

         3. the failure by the Company to continue in effect any material compensation or other benefit plan or arrangement in which you participated immediately prior to the Change of Control of the Company unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount or benefit provided and the level of participation relative to other participants, as existed at the time of the Change of Control of the Company.

CAUSE: "Cause" as used herein shall be defined as fraud, gross negligence or willful misconduct in the performance of your duties or a willful and material breach of your Employment Agreement.

Paragraph 13 and Paragraph 14 of your Employment Agreement shall both be amended by adding the following language at the end of the parenthetical phrase in the first sentence of each numbered paragraph, "or for Good Reason within a twenty-four month period following a Change of Control as both terms are defined in Section 1a hereof."

Likewise Paragraph 13 of your Employment Agreement shall be amended by adding after the comma in the penultimate line, the phrase "and, except for the provisions for termination pay contained in Section 1a of this Agreement in the event of a voluntary termination by you for Good Reason within a twenty-four month period following a Change of Control of the Company,".

All other provisions of your Employment Agreement shall remain in full force and effect.

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James T. Wilson
May 18, 1999
Page 5 of 5


In addition to the amendments to your Employment Agreement set forth above, the Company shall immediately take steps to amend all of its qualified and non-qualified stock option plans and stock incentive plans to provide for all stock options and stock awards to automatically vest in full and become exercisable in full in the event of a Change of Control as defined above. Said amendments shall remain in effect during the term of your Employment Agreement.

The Company's Supplemental Executive Retirement Plan and ERISA Makeup Plan presently provide for immediate vesting in the event of a Change of Control as defined above and these provisions shall remain in effect during the term of your Employment Agreement.

To indicate your acceptance of the terms set forth in this letter, please sign one Duplicate original of this letter where indicated below and return it to me.


                                             Sincerely,

                                             GIBSON GREETINGS, INC.




                                             By:   /s/ Frank J. O'Connell
                                                --------------------------
                                                 Frank J. O'Connell,
                                                   President and
                                                   Chief Executive Officer

                                             Date:    5/18/99
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ACCEPTED AND AGREED TO:



  /s/ James T. Wilson
---------------------------
James T. Wilson



Date:    6/9/99
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FJO/HLC/dld